MANAGERS AMG FUNDS

Amendment No. 18 to Master Trust Agreement

CERTIFICATE AND INSTRUMENT OF AMENDMENT

May 30, 2007

The undersigned, Secretary of Managers AMG Funds (the “Trust”), does hereby certify that pursuant to Article VII, Section 7.3 of the Master Trust Agreement of the Trust dated June 18, 1999, the following resolutions were duly adopted by a majority of the Trustees of the Trust at a meeting of the Trustees held on March 1-2, 2007:

RESOLVED:	That the first paragraph of Section 4.2 of the Master Trust Agreement of the Trust be, and it hereby is, amended and restated in its entirety as set forth below:

“Section 4.2 Establishment and Designation of Sub-Trusts and Classes. Without limiting the authority of the Trustees set forth in Section 4.1 to establish and designate any further Sub-Trusts and classes, the Trustees hereby establish and designate the following Sub-Trusts thereof, each of which shall consist of a single class except as otherwise specified herein: (1) Essex Growth Fund, which shall consist of two classes, Institutional Shares and Investor Shares; (2) Essex Small/Micro Cap Growth Fund, which shall consist of two classes, Class A and Class C shares; (3) Systematic Value Fund, which shall consist of three classes, Class A, Class C and Institutional Class shares; (4) TimesSquare Mid Cap Growth Fund, which shall consist of two classes, Institutional Shares and Premier Shares; (5) TimesSquare Small Cap Growth Fund, which shall consist of two classes, Institutional Shares and Premier Shares; and (6) Systematic Mid Cap Value Fund, which shall consist of three classes, Class A, Class C and Institutional Class shares. The Shares of such Sub-Trusts and any Shares of any further Sub-Trust or class that may from time to time be established and designated by the Trustees shall (unless the Trustees otherwise determine with respect to some further Sub-Trust or class at the time of establishing and designating the same) have the following relative rights and preferences:”

RESOLVED:	That the officers of the Trust be authorized and directed to prepare and file with the Secretary of The Commonwealth of Massachusetts and other applicable authorities an amendment to the Master Trust Agreement to reflect the establishment and designation of each Sub-Trust and each Class thereof, as described in the preceding resolution.

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IN WITNESS WHEREOF, the undersigned has executed this instrument as of the date first set forth above.

/s/ Colin J. Dean
Colin J. Dean
Assistant Secretary